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EXHIBIT 11.1

                         Ribozyme Pharmaceuticals, Inc.
                       Computation of Net Loss Per Share





                                                                              Twelve Months   Twelve Months
                                                                                 ending          ending
                                                                                12/31/96        12/31/95
                                                                              ------------    ------------
Weighted average common shares
  outstanding .............................................................      5,165,717         981,671

Net effect of dilutive common stock
  options and warrants pursuant to
  Staff Accounting Bulletin No. 83 ........................................         24,969          99,877

Assumed conversion of preferred stock
  from original date of issuance,
  pursuant to staff policy ................................................        654,301       2,148,793

                                                                              ------------    ------------

  Total ...................................................................      5,844,987       3,230,341


  Net loss ................................................................   $(15,267,580)   $(12,480,147)
                                                                              ============    ============

  Net loss per share ......................................................   $      (2.61)   $      (3.86)
                                                                              ============    ============